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                                                                    Exhibit 99.M

                               SAMPLE CALCULATION

SAMPLE POLICY:
Age:     35                          Face Amount:             $250,000
Gender:  Male                        Death Benefit Option:    A (Level)
Class:   Preferred non-smoker        Premium and mode:        $3,000 annually

ASSUMPTIONS:
Net Interest rate = 10.29%           Current scale of COI charges
Premium Tax rate = 2.1%

The illustration year demonstrated is policy year 5. Any variations for policy years other than year 5 are noted as appropriate. A calculation for the first month in policy year 5 is described below. Following that is a table of values for each month in policy year 5, which are all calculated in the same manner.

1. The beginning account value (AV Begin) for the current month is equal to the ending account value (AV End) from the prior month. For the first month of any policy year, the ending value from the previous year is used.

       AV Begin =  AV End (prior month)

          AV Begin =  $12,225.07

2. Calculate the account value for use in the COI calculation (AV Mid)

       AV Mid = AV Begin + Net Premium - Monthly Fee

          AV Mid =  $12,225.07 + $2,937.00 - $5.00
          AV Mid =  $15,157.07

       Net Premium = Premium * (1 - Premium Tax Rate) = $3,000.00 * (1 - .021) Monthly Fee is the monthly administrative fee equal to $5.00 in policy year 5

       VARIATIONS FOR OTHER POLICY YEARS:

          During the first policy year, Monthly Fee = $25.00

3. Calculate the COI charge

       COI Charge = (DB - AV Mid) * (COIRate)

          COI Charge = ($250,000.00 - $15,157.07) * (0.000182)
          COI Charge =  $42.74

       Death Benefit (DB) = maximum (IRSCorr * AV Mid, Face Amount)

          DB = maximum (2.50 * $15,157.07 , $250,000.00) = $250,000.00

       COIRate is based on the issue age and current policy year.
       IRSCorr is the corridor factor proscribed by IRS regulation 7702.

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       VARIATIONS FOR OTHER POLICY YEARS:

          COIRate and IRSCorr vary by policy year.

4. Calculate the ending account value (AV End)

       AV End = (AV Mid - COI) * (1+ net interest rate) ^ (1/12)

          AV End = ($15,157.07 - $42.74) * (1 + .1029) ^ (1/12)
          AV End =  $15,114.33 * 1.0081953
          AV End =  $15,238.20

5. Calculate the surrender charge (SurrChg), which is the lesser of SurrChg1 and SurrChg2.

       SurrChg = minimum (SurrChg1, SurrChg2).

          SurrChg = minimum ($1,288.75 , $1,891.28)
          SurrChg = $1,288.75

    5.1. SurrChg1 is the surrender charge applicable to the face amount.

          SurrChg1 = 'Assumed Annual Premium'  * SurrChg Factor

             SurrChg1= $2,577.50 * 50%
             SurrChg1= $1,288.75

          'Assumed Annual Premium' is calculated as if level annual premiums are paid to age 95, assuming an annual effective return of 5%.

          SurrChg Factor = 50%

    5.2. SurrChg2 is based on cumulative premiums paid into the policy.

          SurrChg2 = 30% * 'Adjusted first year premium' + 9% * 'Cumulative premium' - 'Adjusted first year premium')

             SurrChg2 =   30% * $2,577.50 + 9% * ($15,000.00 - $2,577.50)
             SurrChg2 =  $1,891.28

          'Adjusted first year premium' is the lesser of the actual first year premium paid and the 'Assumed annual premium' (defined above).

          'Cumulative premium' = Total premiums paid to date.

       VARIATIONS FOR OTHER POLICY YEARS:

          The SurrChg Factor is given by this table:

                      YEAR   SURRCHG FACTOR
                     ------  --------------
                     1 to 6       50%
                        7         40%
                        8         30%
                        9         20%
                       10         10%

          Cumulative premium is total premiums paid to the applicable policy year.

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          An additional surrender charge applies for a period of 10 years following any face increase. The assumed annual premium factors at the current age of the insured and the same SurrChg Factor amounts are used for that 10 year period.

6. Ending cash surrender value (CSV)

       CSV End =  AV End - SurrChg

          CSV End =  $15,238.20 - $1,288.75
          CSV End =  $13.949.45


Table of monthly values for policy year 5:

                      NET                         IRS CORR *    DEATH    CURRENT                        SURRENDER
MONTH   AV BEGIN    PREMIUM    EXP     AV MID       AV MID     BENEFIT   COI RATE    COI      AV END     CHARGE      CSV END
    1   12,225.07   2,937.00   5.00   15,157.07       37,893   250,000   0.000182   42.74   15,238.20    1,288.75   13,949.45
    2   15,238.20          -   5.00   15,233.20       38,083   250,000   0.000182   42.73   15,314.96    1,288.75   14,026.21
    3   15,314.96          -   5.00   15,309.96       38,275   250,000   0.000182   42.71   15,392.37    1,288.75   14,103.62
    4   15,392.37          -   5.00   15,387.37       38,468   250,000   0.000182   42.70   15,470.42    1,288.75   14,181.67
    5   15,470.42          -   5.00   15,465.42       38,664   250,000   0.000182   42.69   15,549.13    1,288.75   14,260.38
    6   15,549.13          -   5.00   15,544.13       38,860   250,000   0.000182   42.67   15,628.50    1,288.75   14,339.75
    7   15,628.50          -   5.00   15,623.50       39,059   250,000   0.000182   42.66   15,708.54    1,288.75   14,419.79
    8   15,708.54          -   5.00   15,703.54       39,259   250,000   0.000182   42.64   15,789.24    1,288.75   14,500.49
    9   15,789.24          -   5.00   15,784.24       39,461   250,000   0.000182   42.63   15,870.62    1,288.75   14,581.87
   10   15,870.62          -   5.00   15,865.62       39,664   250,000   0.000182   42.61   15,952.68    1,288.75   14,663.93
   11   15,952.68          -   5.00   15,947.68       39,869   250,000   0.000182   42.60   16,035.43    1,288.75   14,746.68
   12   16,035.43          -   5.00   16,030.43       40,076   250,000   0.000182   42.58   16,118.87    1,288.75   14,830.12